Exhibit 99.1

U.S. BANCORP

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED INCOME STATEMENT

On December 1, 2022, U.S. Bancorp (the “Company”) acquired MUFG Union Bank N.A.’s core regional banking franchise (“MUFG Union Bank”) from Mitsubishi UFJ Financial Group, Inc. (“MUFG”) pursuant to the terms of a Share Purchase Agreement, dated as of September 21, 2021 (as amended by Amendment No. 1 to the Share Purchase Agreement, dated as of May 10, 2022, the “Share Purchase Agreement”), by and among the Company, MUFG and MUFG Americas Holdings Corporation, under which the Company purchased all of the issued and outstanding shares of common stock of MUFG Union Bank for a purchase price consisting of $5.5 billion in cash and approximately 44 million shares of common stock of the Company. Under the terms of the Share Purchase Agreement, the purchase price was based on MUFG Union Bank having a tangible book value of $6.25 billion at the closing of the acquisition. At the closing of the acquisition, MUFG Union Bank had $3.5 billion in capital over the $6.25 billion tangible book value target. The additional capital received is held at the MUFG Union Bank subsidiary and is required to be repaid to MUFG on or prior to the fifth anniversary date of the completion of the purchase, in accordance with the terms of the Share Purchase Agreement. As such, it is recognized as debt at the parent company. The transaction excludes the purchase of substantially all of MUFG Union Bank’s Global Corporate & Investment Bank (other than certain deposits), certain middle and back office functions, and other assets that were transferred by MUFG Union Bank to MUFG prior to the acquisition (“Excluded Assets and Liabilities”).

The unaudited pro forma condensed combined consolidated income statement has been prepared to give effect to the following:

•	The acquisition of MUFG Union Bank by the Company as if it had occurred on January 1, 2022; and

•

The acquisition of MUFG Union Bank by the Company being accounted for under the provisions of authoritative accounting guidance where the assets and liabilities of MUFG Union Bank are recorded by the Company at their respective fair values as of the date the acquisition is completed.

The following unaudited pro forma condensed combined consolidated income statement and related notes are based on and should be read in conjunction with (i) the historical audited financial statements of the Company and the related notes included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 and (ii) the historical unaudited consolidated financial statements of MUFG Union Bank and the related notes for the period ended September 30, 2022, included in the Company’s Form 8-K/A filed on February 16, 2023. Further, the unaudited pro forma condensed combined consolidated income statement and related notes include the unaudited results of operations of MUFG Union Bank for the period from October 1, 2022 through November 30, 2022.

The unaudited pro forma condensed combined consolidated income statement for the year ended December 31, 2022 combines the historical income statement of the Company and MUFG Union Bank for the year ended December 31, 2022 and the historical results of operations of MUFG Union Bank from January 1, 2022 through November 30, 2022 (the “pre-acquisition period”), giving effect to the acquisition as if it had been completed on January 1, 2022. The unaudited pro forma condensed combined balance sheet as of December 31, 2022 is not presented as the historical consolidated balance sheet of the Company included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 already reflects the effects of the acquisition.

The unaudited pro forma condensed combined consolidated income statement is provided for illustrative purposes only. The unaudited pro forma condensed combined consolidated income statement is not necessarily, and should not be assumed to be, an indication of the actual results that would have been achieved had the acquisition been completed as of the date indicated or that may be achieved in the future.

The unaudited pro forma condensed combined consolidated income statement also does not consider any potential effects of changes in market conditions on revenues, cost savings, asset dispositions, and share repurchases, among other factors.

The Company completed its preliminary valuation analysis and calculations of the fair market value of certain assets acquired and liabilities assumed from MUFG Union Bank as of December 1, 2022. Preliminary estimates of the fair value of assets acquired and liabilities assumed will be subsequently reviewed and finalized within the first year of operations subsequent to the acquisition date to determine the necessity for adjustments. Fair value adjustments, if any, are most common to the values established for amortizable intangible assets, with the offset to goodwill, net of any income tax effect. Preliminary estimates of fair value were used by the Company to initially record (and disclose herein) the acquisition of MUFG Union Bank as of the December 1, 2022 acquisition date. The Company is using independent third-party valuation specialists to assist it in determining the fair value of assets acquired and liabilities assumed for the acquisition. As of this filing, the specialists have not completed their analysis and thus these fair value estimates are preliminary. These preliminary fair value estimates will be subsequently reviewed and may be adjusted based on the results of this valuation prior to December 1, 2023. Any change in these fair value estimates may have an impact on the financial statements of the Company, including its consolidated income statement.

The Company has also reviewed and will continue to review the accounting policies and practices of MUFG Union Bank, and as a result, may identify differences between the accounting policies and practices of the two companies that, when conformed, could have an impact on the financial statements of the Company, including its consolidated income statement.

U.S. Bancorp and MUFG Union Bank excluding Non-Acquired Assets and Liabilities

Pro Forma Condensed Combined Consolidated Income Statement

(Unaudited) - presented as if the acquisition of MUFG Union Bank was effective on January 1, 2022

Year Ended December 31, 2022 (Dollars and Shares in Millions, Except Per Share Data)	U.S. Bancorp as Reported		MUFG Union Bank for the Period Ended November 30, 2022	Excluded Non- Acquired Assets and Liabilities (A)	Transaction Accounting Adjustments (B)		Pro Forma Combined
Net interest income	$14,728		$2,865	$(399)	$347	(E)	$17,541
Provision for credit losses	1,977	(C)	103	(17)	—		2,063

Net interest income after provision for credit losses	12,751		2,762	(382)	347		15,478
Noninterest income	9,456		2,408	(1,796)	—		10,068
Noninterest expense	14,906	(D)	4,277	(2,116)	1,530	(F)	18,597

Income before income taxes	7,301		893	(62)	(1,183)		6,949
Applicable income taxes	1,463		189	(5)	(304	) (G)	1,343

Net income	5,838		704	(57)	(879)		5,606
Net (income) loss attributable to noncontrolling interests	(13)		11	—	—		(2)

Net income attributable to combined company	$5,825		$715	$(57)	$(879)		$5,604

Net income applicable to common shareholders	$5,501		$715	$(57)	$(879)		$5,280

Earnings per common share	$3.69						$3.45
Diluted earnings per common share	$3.69						$3.45
Average common shares outstanding	1,489				40	(H)	1,529
Average diluted common shares outstanding	1,490				40	(H)	1,530

Note 1. Basis of Presentation

The accompanying unaudited pro forma condensed combined consolidated income statement and related notes were prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma condensed combined consolidated income statement for the year ended December 31, 2022 combines the historical consolidated income statements of the Company and MUFG Union Bank, giving effect to the acquisition as if it had been completed on January 1, 2022.

The unaudited pro forma condensed combined consolidated income statement and explanatory notes have been prepared to illustrate the effects of the acquisition involving the Company and MUFG Union Bank under the acquisition method of accounting with the Company as the acquirer. The unaudited pro forma condensed combined consolidated income statement is presented for illustrative purposes only and does not necessarily indicate the financial results of the combined company had the companies actually been combined at the beginning of the period presented, nor does it necessarily indicate the results of operations in future periods of the combined company. Under the acquisition method of accounting, the assets and liabilities of MUFG Union Bank as of the closing date have been recorded by the Company at their respective fair values, and the excess of the acquisition consideration and liability for additional capital held at MUFG Union Bank over the fair value of MUFG Union Bank’s net assets has been allocated to goodwill.

The pro forma allocation of the preliminary total purchase consideration reflected below is subject to adjustment and may vary from the final actual total purchase consideration allocation. Valuations subject to adjustment include, but are not limited to, loans, certain deposits, certain other assets, customer relationships, and the core deposit intangible.

Note 2. Preliminary Total Purchase Consideration Calculation and Allocation

The following table sets forth a preliminary calculation of the estimated total consideration paid by the Company to acquire the net assets of MUFG Union Bank as of December 1, 2022:

(Dollars in Millions)
Cash	$5,500
Market value of shares of common stock	2,014

Total consideration transferred at acquisition close date	7,514
Discounted liability to MUFG (a)	2,944

Total	$10,458

(a)

Represents $3.5 billion of noninterest-bearing additional capital held at MUFG Union Bank upon close of the acquisition to be delivered to MUFG on or prior to the fifth anniversary date of the completion of the acquisition, discounted at the Company’s 5-year unsecured borrowing rate as of the acquisition date, per authoritative accounting guidance.

The following table sets forth a preliminary allocation of the estimated total purchase consideration to the fair value of the identifiable tangible and intangible assets and liabilities of MUFG Union Bank as of December 1, 2022:

(Dollars in Millions)
Assets
Cash and due from banks	$17,757
Investment securities	22,725
Loans held for sale	2,220
Loans	53,374
Less allowance for loan losses	(336)

Net loans	53,038
Other intangible assets	2,883
Other assets	5,365

Total assets	103,988

Liabilities
Deposits	86,108
Borrowings	6,791
Other liabilities	2,854

Total liabilities	95,753

Net assets	8,235

Preliminary goodwill	$2,223

Note 3. Pro Forma Adjustments to the Unaudited Condensed Combined Consolidated Income Statement

(A)	Represents the income and expenses for the period ended November 30, 2022 for the Excluded Assets and Liabilities.
(B)

Transaction accounting adjustments include additional estimated transaction costs, the additional estimated purchase accounting impacts on loans, investment securities, borrowings, deposits and other intangibles, and the related impacts on tax balances, as applicable.

(C)	Includes $662 million of nonrecurring provision for credit losses recognized primarily on the non-PCD loan portfolio at acquisition close.
(D)	Includes $329 million of nonrecurring merger and integration costs incurred by the Company, as well as $42 million of other intangibles amortization incurred, as a result of the acquisition.
(E)	Represents additional accretion of the estimated purchase accounting marks on loans, investment securities, borrowings and deposits accelerated to 2022.
(F)	Includes an additional $1.1 billion of nonrecurring merger and integration costs accelerated to 2022, as well as the acceleration of acquisition-related other intangibles amortization incurred.
(G)

Represents the estimated income tax impacts resulting from additional transaction costs and estimated purchase accounting impacts on loans, investment securities, borrowings, deposits and other intangibles, as applicable.

(H)	Represents the impact of accelerating the issuance of the Company’s shares of common stock as part of the acquisition consideration paid to January 1, 2022.